Exhibit 99.1

Magellan Gold Corporation enters into LOI to sell 100% of Silver District project in Arizona

January 13, 2020

Reno, NV ---- Magellan Gold Corporation (OTCQB:MAGE) ("Magellan" or the "Company") today announced it has entered into a binding Letter of Intent to sell 100% of its Silver District project in La Paz County, Arizona, to NV Gold Corporation (TSXV: NVX, US: NVGLF) for cash, NVX shares, and a minimum work commitment over a five-year period.

Highlights of the Silver District Binding LOI Terms:

Magellan grants NV Gold the exclusive right to purchase an undivided 100% right, title and interest in and to the Property and the Property Data in consideration of NV Gold completing the following payments and work commitments:

Time for Payment	Cash US$	Shares	Shares CDN$	Work Commitment CDN$
Binding LOI	$25,000	120 Day Due Diligence / Exclusivity Period
Definitive Agreement (DA)	$75,000	350,000
1st Year Anniversary of DA			$75,000	$50,000
2nd Year Anniversary of DA	$25,000		$75,000	$50,000
3rd Year Anniversary of DA	$25,000		$100,000	$50,000
4th Year Anniversary of DA	$25,000		$125,000	$50,000
5th Year Anniversary of DA	$25,000		$150,000	$25,000

“The planned sale of the Silver District will allow us to focus on our near-term production opportunities in Mexico with our primary emphasis on obtaining financing for our Santa Maria mine project,” said David Drips, President & CEO of Magellan.

John Power, Magellan interim CFO, added that “NV Exploration has a world-class technical team that can quickly advance the Silver District and unlock its substantial potential. We look forward to the value of our equity participation in NVX growing with its success over the coming years.”

Closing of the Transaction is subject to various conditions, including, without limitation, satisfaction of any regulatory requirements and receipt of the approval of the TSX Venture Exchange. Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release. All shares issued related to the transaction requires the statutory hold period of four months plus a day from the date they are issued.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is focused on the exploration and development of precious metals.  Magellan controls three projects: Option on the Santa Maria mine is located 39 kilometers southwest of Parral, Chihuahua, Mexico. The San Dieguito de Ariba (“SDA”) flotation plant in Nayarit, Mexico, the El Dorado Gold-Silver Project near the SDA Plant and the Silver District Property in Arizona.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

1

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:
Magellan Gold Corporation

David Drips, CEO

contact@magellangoldcorp.com

2